Exhibit 99.1

Allied Nevada Gold Corp. 9790 Gateway Drive Suite 200 Reno, NV 89521 USA

Allied Nevada Evaluating Phased Approach to Hycroft Mill Expansion, Operations Update and Q1 Financial Results

Achieves Net Income of $8.8 Million or $0.10 Per Share in Q1 2013

April 30, 2013 | Reno, Nevada - Allied Nevada Gold Corp. (“Allied Nevada”, “we”, “us”, “our” or the “Company”) (TSX: ANV; NYSE MKT: ANV) is providing an update to the following:

Hycroft Mill Expansion

The Company’s plans to complete and operate a 130,000 ton per day (“tpd”) mill by early 2015 are under review. Currently we believe there is value in phasing construction of the mill starting with a 75,000 tpd plant in 2015 and increasing to 130,000 tpd once the initial phase is operating according to plan. We expect that, once engineering is optimized, we will be able to show lower initial capital costs, initially processing only higher grade oxide and transition ore through the mill, leaching that ore on site and only producing sulfide concentrate as per demand. We are currently evaluating a number of options for onsite beneficiation of that concentrate. We expect the reserves will be unaffected and remain as stated in the Company’s most recently filed Form 10-K.

As of March 31, 2013, we had spent or committed $723.5 million, which represents approximately 58% of the previously stated capital cost of $1.24 billion. Included in the $723.5 million spent or committed at March 31, 2013, were purchase obligations totaling $315.7 million, a portion of which are expected to be financed through capital leases. We estimate that 2013 capital expenditures at the Hycroft Mine for the expansion projects will total approximately $394.9 million; however, such amount may change if we determine our expansion project will include a stage with a smaller than originally planned mill, as discussed above.

Heap Leach Expansion Developments

The heap leach expansion is well underway and we expect to complete the crushing facility, North Leach Pad and new Merrill-Crowe plant this year. Recent major developments include:

•

Construction of the lower cells of the North Leach Pad has been completed and we expect to begin loading ore during the first week of May. Upon completion, the North Leach Pad will increase our total leach pad space from 12.0 million square feet to 20.0 million square feet.

•	The first wire rope shovel is expected to begin commissioning during the second week of May 2013, ahead of schedule.

During the first quarter of 2013, we continued construction on the primary, secondary, and tertiary crushers and expect to commission the gyratory crusher in the middle of the third quarter of 2013. The new 21,500 gpm Merrill-Crowe processing facility remains on track to be commissioned in the third quarter of 2013 which will bring our total solution processing capacity to 33,000 gpm.

Hycroft Operations Update

•

Revenue increased 25% in the first quarter of 2013 to $49.2 million compared with $39.2 million in the first quarter of 2012 as a result of the increased ounces sold, partially offset by lower average realized selling prices for gold and silver.

•

Net income decreased 27% to $8.8 million or $0.10 per share in the first quarter of 2013. Net income in 2013 was primarily impacted by increased net interest expense of $5.5 million, compared with $0.6 million in the first quarter of 2012. The increased interest expense arose from the May 2012 issuance of the senior unsecured notes and capital lease obligations.

•

Cash provided by operating activities totaled $5.8 million, cash used in investing activities was $103.5 million and cash used in financing activities was $6.3 million, resulting in a cash balance of $243.1 million at March 31, 2013.

Key statistics for the Hycroft Mine for the three months ended March 31, 2013 and 2012, are as follows:

			Three months ended March 31,
			2013	2012

Ore tons mined		000s	9,587	4,008
Stockpiled ore tons mined		000s	649	—
Waste tons mined		000s	7,319	7,450

Total tons mined		000s	17,555	11,458

Excavation tons mined		000s	3,127	—

Ore mined grade - gold		oz/ton	0.011	0.016
Ore mined grade - silver		oz/ton	0.142	0.524
Ounces produced - gold			38,019	32,473
Ounces produced - silver			188,000	166,156
Ounces sold - gold			27,256	20,347
Ounces sold - silver			174,766	128,306

Average realized price - gold	$	/oz	$1,613	$1,715
Average realized price - silver	$	/oz	$30	$34
Average spot price - gold	$	/oz	$1,632	$1,691
Average spot price - silver	$	/oz	$30	$33
Total adjusted cash costs[1]		000s	$16,584	$10,805
Adjusted cash costs per ounce[1]			$608	$531

Hycroft had no lost time accidents or significant environmental incidents in the first quarter of 2013. As of April 25, 2013, Hycroft had achieved 236 days without a lost time accident.

Ore tons mined more than doubled in the first quarter of 2013 to 9.6 million tons, compared with the same period in 2012 (4.0 million tons), and were as per expectation. The excavation tons mined during the 2013 quarter related entirely to the mill site excavation. Mined ore grades in the first quarter were also consistent with expectation and contained ounces placed on the leach pads were approximately 106,500 ounces of gold, 64% higher than in the first quarter of 2012, and approximately 1.4 million ounces of silver. The ratio of silver ounces sold to gold ounces sold was in-line with expectations and comparable in both periods (6.4:1 in the 2013 quarter and 6.3:1 in the 2012 quarter).

Production from Hycroft in the first quarter of 2013 was an increase of 17% for gold and 13% for silver as compared to the first quarter of 2012. Sales in the first quarter of 2013 surpassed that of the same period in 2012 by 34% for gold and 36% for silver. When compared to the first quarter of 2012, our 2013 adjusted cash costs1 were negatively impacted by increased mining and processing costs and lower

[1]

Allied Nevada uses a non-GAAP financial measure “adjusted cash costs” in this document. Please see the section at the end of this press release and in the most recently filed Quarterly Report on Form 10-Q titled “Non-GAAP Financial Measures” for further information regarding this measure.

2013 Q1 Financial & Operating Results	2

realized silver prices. Due to uncommonly inclement weather experienced in January and increased mining costs due to Hitachi shovel maintenance, the ounces were placed on the leach pads at higher than expected costs and negatively impacted our production costs and adjusted cash costs per ounce1. We also consumed higher than expected lime and cyanide as we worked to improve leach pad solution properties, which also increased our production costs and adjusted cash costs1.

The first 73 cubic-yard electric wire rope shovel is expected to be operational ahead of schedule in May of 2013 which we anticipate will benefit our future mining costs. During the first quarter of 2013, we successfully commissioned the first new set of 2,500 gallons per minute (gpm) carbon columns, and with the second set having been commissioned early in the second quarter of 2013, we have significantly increased our solution processing capacity. We also commissioned a second retort which we expect will allow us to process all precipitate generated from the Merrill-Crowe plant. Prior to this retort’s commissioning we experienced processing limitations which prevented us from selling approximately 7,200 ounces of gold and 43,000 ounces of silver that remained in in-process inventories at quarter end. In addition to our planned second quarter 2013 sales, we expect to process and sell the metal that remained in precipitate at the end of the first quarter during the second quarter.

Allied Nevada intends to focus its resources towards the Hycroft operations and expansion. Any drilling in 2013 will be limited to data collection in support of engineering at Hycroft and ongoing permitting at Hycroft and the Hasbrouck project. At this time, no further exploration drilling is planned for 2013.

Operations Outlook

In 2013, we expect to sell approximately 225,000 to 250,000 ounces of gold and 1.5 million to 1.8 million ounces of silver. Sales in the first half of the year are expected to be approximately 90,000 to 100,000 ounces of gold, increasing in the second half of the year. We expect to move 94.1 million tons of material, including 46.5 million tons of ore at average grades of 0.012 oz/ton gold and 0.25 oz/ton silver. With the operation of the two wire rope shovels, one of which is expected to be commissioned during the second quarter and the other in the latter half of the year, the mining rate for the first half is expected to average 200,000 tons per day and is expected to increase to average 290,000 tons per day in the second half. The overall strip ratio for 2013 is expected to be 0.6:1.

A number of critical projects must be completed to achieve the higher end of the stated guidance range of metal sales. The stated guidance assumes that there will be no material delays in the start-up of the North leach pad, new Merrill-Crowe facility or operation of additional mobile equipment. Adjusted cash costs2 for 2013 are expected to be in the range of $665 to $685 per ounce (with silver as a byproduct credit), which is an increase from our previously expected range.

Liquidity and Capital Resources

We closely manage our liquidity and capital resources by, among other things, 1) monitoring metal prices and the impacts (near-term and future) they have on our business; 2) controlling our working capital; 3) managing discretionary general and administrative and exploration related spending; 4) planning the timing and amounts of capital expenditures at the Hycroft Mine; and 5) reviewing our existing borrowing arrangements and availability under such arrangements. In light of the consideration of the phased expansion plan, together with volatile metal prices, we will continue to consider additional options to strengthen our financial position. Additionally, the timing of capital expenditures for our expansion projects can be adjusted, if we feel necessary, to respond to changes in our business environment.

[1]	Allied Nevada uses a non-GAAP financial measure “adjusted cash costs” in this document. Please see the section at the end of this press release and in the most recently filed Quarterly Report on Form 10-Q titled “Non-GAAP Financial Measures” for further information regarding this measure.

2013 Q1 Financial & Operating Results	3

The results presented in this press release should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2013, filed on SEDAR and EDGAR and posted on Allied Nevada’s website at www.alliednevada.com. The financial results are based on United States GAAP (with the exception of the non-GAAP financial measure adjusted cash costs1) and are expressed in U.S. dollars.

Conference Call Information

Allied Nevada will host a conference call to discuss these results on Wednesday, May 1, 2013, at 11:00 am ET, which will be followed by a question and answer session.

To access the call, please dial:

Canada & US toll-free – 1-800-814-4861 | Outside of Canada & US – 1-416-644-3418

Replay (available until May 15, 2013):

Access code: 4617279#

Canada & US toll-free – 1-877-289-8525 | Outside of Canada & US – 1-416-640-1917

An audio recording of the call will be archived on our website at www.alliednevada.com.

For further information on Allied Nevada, please contact:

Bob Buchan	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(775) 789-0119

or visit the Allied Nevada website at www.alliednevada.com.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws) and the Private Securities Litigation Reform Act, that are intended to be covered by the safe harbor created by such sections. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. Such forward-looking statements include, without limitation, statements regarding the expected sources of capital for the Hycroft expansion, incuding the timing and outcome of equity and/or debt financings; delays in processing gold and silver, the potential for confirming, upgrading and expanding gold and silver mineralized material at Hycroft; estimates of gold and silver grades; expectations regarding gold and silver recovery; anticipated sales, costs, project economics, the realization, scope, size and capital requirements of expansion and construction activities and the timing thereof, capital expenditures, cash flows and operating costs, and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks that Allied Nevada’s exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including the uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q (which may be secured from us, either directly or from our website at www.alliednevada.com or at the SEC website www.sec.gov). The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

2013 Q1 Financial & Operating Results	4

The technical contents of this news release have been prepared under the supervision of Daniel B. Moore, a Registered Professional Engineer and a Registered Member of the Society for Mining, Metallurgy and Exploration, Inc. (Nevada # 09761), who is Vice President, Technical Services for Allied Nevada Gold Corp. and is a Qualified Person as defined by National Instrument 43-101. For further information regarding technical information in relation to the Hycroft property, please see the Technical Report titled “Technical Report, Allied Nevada Gold Corp. Hycroft Mine, Winnemucca, Nevada, USA” dated March 6, 2013, available on www.sedar.com or on the Company’s website.

Non-GAAP Financial Measures

Adjusted cash costs is a non-GAAP financial measure, calculated on a per ounce of gold sold basis, and includes all direct and indirect operating cash costs related to the physical activities of producing gold, including mining, processing, third party refining expenses, on-site administrative and support costs, royalties, and mining production taxes, net of by-product revenue earned from silver sales. Adjusted cash costs provides management and investors with a further measure, in addition to conventional measures prepared in accordance with GAAP, to assess the Company’s performance of the mining operations and ability to generate cash flows over multiple periods. Non-GAAP financial measures do not have any standardized meaning prescribed by GAAP and, therefore, may not be comparable to similar measures presented by other companies. Accordingly, the above measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

The table below presents a reconciliation between non-GAAP adjusted cash costs to cost of sales (GAAP) for the three months ended March 31, 2013 and 2012 (in thousands, except ounces sold):

	Three months ended March 31,
	2013	2012
Total cost of sales (000s)	$25,648	$17,139
Less:
Depreciation and amortization (000s)	(3,846)	(2,000)
Silver revenues (000s)	(5,218)	(4,334)

Total adjusted cash costs (000s)	$16,584	$10,805
Gold ounces sold	27,256	20,347
Adjusted cash cost per ounce	$608	$531

2013 Q1 Financial & Operating Results	5

ALLIED NEVADA GOLD CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(US dollars in thousands, except shares)

	(Unaudited)
	March 31,	December 31,
	2013	2012
Assets:
Cash and cash equivalents	$243,113	$347,047
Accounts receivable	32,260	60,479
Inventories	72,722	55,818
Ore on leachpads, current	122,882	93,088
Prepaids and other	11,516	12,084
Deferred tax assets, current	560	—

Current assets	483,053	568,516
Restricted cash	40,856	31,837
Stockpiles and ore on leachpads, non-current	48,736	38,357
Other assets, non-current	15,787	16,364
Plant, equipment, and mine development, net	688,276	538,037
Mineral properties, net	44,457	44,616

Total assets	$1,321,165	$1,237,727

Liabilities:
Accounts payable	$60,022	$60,292
Interest payable	11,025	2,756
Other liabilities, current	8,700	9,762
Debt, current	35,554	28,614
Asset retirement obligation, current	331	331
Deferred tax liabilities, current	—	76

Current liabilities	115,632	101,831
Other liabilities, non-current	14,839	10,223
Debt, non-current	546,065	496,578
Asset retirement obligation, non-current	8,863	8,726
Deferred tax liabilities, non-current	3,787	395

Total liabilities	689,186	617,753

Commitments and Contingencies
Stockholders’ Equity:
Common stock, $0.001 par value
Shares authorized: 200,000,000
Shares issued and outstanding: 89,778,112 and 89,734,112, respectively	90	90
Additional paid-in-capital	603,111	601,553
Accumulated other comprehensive loss	(3,787)	(5,416)
Retained earnings	32,565	23,747

Total stockholders’ equity	631,979	619,974

Total liabilities and stockholders’ equity	$1,321,165	$1,237,727

2013 Q1 Financial & Operating Results	6

ALLIED NEVADA GOLD CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited)

(US dollars in thousands, except per share amounts)

	Three months ended March 31,
	2013	2012

Revenue	$49,190	$39,225
Operating expenses:
Production costs	21,802	15,139
Depreciation and amortization	3,846	2,000

Total cost of sales	25,648	17,139

Exploration, development, and land holding costs	987	1,018
Accretion	165	144
Corporate general and administrative	5,909	5,017

Income from operations	16,481	15,907

Other income (expense):
Interest income	126	126
Interest expense	(5,129)	(605)
Other, net	(479)	663

Income before income taxes	10,999	16,091
Income tax expense	(2,181)	(4,023)

Net income	8,818	12,068

Other comprehensive income, net of tax
Change in fair value of effective portion of cash flow hedge instruments, net of tax	1,665	—
Settlements of cash flow hedges, net of tax	(5,124)	—
Reclassifications into earnings, net of tax	5,088	—

Other comprehensive income, net of tax	1,629	—

Comprehensive income	$10,447	$12,068

Income per share:
Basic	$0.10	$0.13
Diluted	$0.10	$0.13

2013 Q1 Financial & Operating Results	7

ALLIED NEVADA GOLD CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(US dollars in thousands)

	Three months ended March 31,
	2013	2012
Cash flows from operating activities:
Net income	$8,818	$12,068

Adjustments to reconcile net income for the period to net cash provided by operating activities:

Depreciation and amortization	3,846	2,000
Accretion	165	144
Stock-based compensation	1,304	2,472
Deferred taxes	—	2,414
Other non-cash items	484	(655)
Changes in operating assets and liabilities:

Accounts receivable	28,219	—
Inventories	(15,410)	(12,083)
Stockpiles and ore on leach pads	(33,854)	(8,060)
Prepaids and other	195	2,255
Accounts payable	3,023	1,898
Interest payable	8,269	—
Asset retirement obligation	(28)	(144)
Other liabilities	790	60

Net cash provided by operating activities	5,821	2,369

Cash flows from investing activities:
Additions to plant, equipment, and mine development	(94,424)	(31,528)
Additions to mineral properties	(20)	—
Increases in restricted cash	(9,019)	(3,098)
Proceeds from other investing activities	—	38

Net cash used in investing activities	(103,463)	(34,588)

Cash flows from financing activities:
Proceeds from issuance of common stock	254	129
Payments of debt issuance costs	(559)	—
Repayments of principal on capital lease obligations	(5,987)	(2,789)

Net cash used in financing activities	(6,292)	(2,660)

Net decrease in cash and cash equivalents	(103,934)	(34,879)

Cash and cash equivalents, beginning of year	347,047	275,002

Cash and cash equivalents, end of year	$243,113	$240,123

Supplemental cash flow disclosures:
Cash paid for interest	$1,599	$777
Cash paid for income taxes	—	800

Non-cash financing and investing activities:
Mining equipment acquired through debt financing	62,427	—
Plant and equipment additions through accounts payable increase	24,447	—
Accounts payable reduction through capital lease	2,560	10,047

2013 Q1 Financial & Operating Results	8